EXHIBIT 4.11

FIRST SUPPLEMENTAL INDENTURE
This First Supplemental Indenture and Guarantee, dated as of February 15, 2013 (this “Supplemental Indenture” or “Guarantee”), among Tempress Technologies, Inc. (the “New Guarantor”), Oil States International, Inc. (together with its successors and assigns, the “Issuer”), each other then-existing Guarantor under the Indenture referred to below (the “Guarantors”), and Wells Fargo Bank, N.A., as Trustee, paying agent and registrar under such Indenture.
W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of December 21, 2012 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 5⅛% Senior Notes due 2023 of the Issuer (the “Notes”);

WHEREAS, Section 4.16 of the Indenture provides that the Issuer will cause any Restricted Subsidiary of the Issuer, other than a Guarantor, that guarantees any Indebtedness of the Issuer or any Guarantor under a Credit Facility, to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
Definitions

SECTION 1.1 Defined Terms.  As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound.  The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2 Effectiveness.  The terms of this Supplemental Indenture shall be effective as of December 21, 2012.

ARTICLE III
Miscellaneous

SECTION 3.1 Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2 Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Guarantee.  Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4 Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.5 Headings.  The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

OIL STATES INTERNATIONAL, INC.

By:	/s/ Bradley J. Dodson
Bradley J. Dodson
Senior Vice President, Chief Financial
Officer and Treasurer

ACUTE TECHNOLOGICAL SERVICES, INC.
OIL STATES SKAGIT SMATCO, LLC
OIL STATES INDUSTRIES, INC.

By:	/s/ Bradley J. Dodson
Bradley J. Dodson
Vice President and Assistant Treasurer

CAPSTAR DRILLING, INC.
CAPSTAR HOLDING, L.L.C.
GENERAL MARINE LEASING, LLC
OIL STATES ENERGY SERVICES, L.L.C.
OIL STATES ENERGY SERVICES HOLDING, INC.
(formerly Oil States Energy Services, Inc.)
SOONER HOLDING COMPANY
SOONER INC.
SOONER PIPE, L.L.C.

By:	/s/ Bradley J. Dodson
Bradley J. Dodson
Vice President and Treasurer

PTI MARS HOLDCO 1, LLC

By:	/s/ Bradley J. Dodson
Bradley J. Dodson
Vice President, Chief Financial Officer and
Treasurer

OSES INTERNATIONAL HOLDING, LLC
(formerly Capstar Drilling GP, L.L.C.)

By:	OIL STATES ENERGY SERVICES
HOLDING, INC., its sole member

	By:	/s/ Bradley J. Dodson
Bradley J. Dodson
Vice President and Treasurer

PTI GROUP USA LLC
OIL STATES MANAGEMENT, INC.

By:	/s/ Bradley J. Dodson
Bradley J. Dodson
Vice President

TEMPRESS TECHNOLOGIES, INC.,
as the New Guarantor

By:	/s/ Bradley J. Dodson
Bradley J. Dodson
Vice President and Treasurer

WELLS FARGO BANK, N.A.,
as Trustee

By:	/s/ Patrick Giordano
Patrick Giordano
Vice President